Exhibit 1.A.(8)(c)(iii)

THIRD AMENDMENT TO PARTICIPATION AGREEMENT

     THIS AGREEMENT is made by and among Southland Life Insurance Company, a life insurance company organized under the laws of the State of Texas (the "Company"), Variable Insurance Products Fund II, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), and Fidelity Distributors Corporation, a Massachusetts corporation (the "Underwriter") (collectively, the "Parties").

     WHEREAS, the Parties executed a participation agreement dated August 10, 1995 (the "Participation Agreement"), governing how shares of the Fund's portfolios are to be made available to certain variable life insurance and/or variable annuity contracts (the "Contracts") offered by the Company through certain separate accounts (the "Separate Accounts");

     WHEREAS, the Parties have agreed that it is in their interests to add additional Contracts to be funded by the Separate Accounts;

     NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

  The Participation Agreement is hereby amended by revising Schedule D in the form attached hereto which adds certain Contracts funded by the Separate Accounts.

Executed this ____ day of January, 2001.

Southland Life Insurance Company		Variable Insurance Products Fund II

BY:		BY:
	Jim Livingston		Robert C. Pozen
	Executive Vice President		Senior Vice President

Fidelity Distributors Corporation

BY:
Kevin J. Kelly
Vice President

Schedule D

     Portfolios of the Fund available as funding vehicles under the Contracts:

Initial Class Shares
     Contrafund Portfolio
     Asset Manager Portfolio
     Investment Grade Bond Portfolio
     Index 500 Portfolio

Service Class Shares *
     Contrafund Portfolio
     Asset Manager Portfolio

*     for the following Contracts only:

     Survivor Dimensions
     Market Dimensions
     Single Premium Product